Exhibit 5.1

February 27, 2014

Silver Spring Networks, Inc.

555 Broadway Street

Redwood City, California 94063

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Silver Spring Networks, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about February 27, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate 2,369,214 shares of the Company’s common stock, $0.001 par value per share (the “Stock”), that are subject to issuance by the Company upon the exercise or settlement of (a) awards granted or to be granted under the Company’s 2012 Equity Incentive Plan, as amended (the “2012 Plan”), and (b) purchase rights to acquire shares of common stock to be granted under the Company’s 2012 Employee Stock Purchase Plan (the “Purchase Plan”). The 2012 Plan and the Purchase Plan are collectively referred to in this letter as the “Plans.” In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation certified by the Delaware Secretary of State on March 13, 2013 (the “Restated Certificate”);

(2)	the Company’s Restated Bylaws, certified by the Company’s Secretary on March 13, 2013 (the “Bylaws”);

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Plans and related forms of agreements under the Plans;

(5)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(6)	the minutes of meetings and actions by written consent of the Company’s Board of Directors, the Compensation Committee of the Company’s Board of Directors and the Company’s stockholders provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (a) the Restated Certificate, (b) the Bylaws, (c) the filing of the Registration Statement, and (d) the Plans, including amendments to the Plans, and the reservation of the Stock for sale and issuance pursuant to the Plans;

(7)

the stock records for the Company that the Company has provided to us (consisting of a statement from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of February 26, 2014 and a statement prepared by the Company as to the number of issued and outstanding options, warrants and rights to purchase shares of the Company’s capital stock and any additional shares of capital stock reserved for future issuance in connection with the Company’s stock option and stock purchase plans and all other plans, agreements or rights as of February 26, 2014);

(8)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated February 26, 2014, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(9)	an Opinion Certificate addressed to us, dated of even date herewith and executed by the Company, containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed modification or amendment to any document reviewed by us and the due authorization, execution and delivery of all document referenced in clause (6) to us. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company in the Opinion Certificate.

Based upon the foregoing, it is our opinion that:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 2,369,214 shares of Stock that may be issued and sold by the Company upon the exercise or settlement of (a) awards granted or to be granted under the 2012 Plan, and (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements, if any, to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Michael A. Brown
Michael A. Brown, a Partner